Exhibit 3.1.1

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Entity #

Carson City, Nevada 89701-4299

C320-2005

(775) 684-5708

Document Number:

Website: secretaryofstate.biz

20050004158-95

Date Filed:

3/8/2005 4:57:44 PM

   CERTIFICATE OF AMENDMENT

In the office of

(Pursuant to NRS 78.380)

/s/ Dean Heller

Dean Heller

Secretary of State

Important: Read attached instructions before completing form.

Above space is for office use only

Certificate of Amendment to Article of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 – Before Issuance of Stock)

1.  Name of corporation:

FILE4WARD SOFTWARE, INC.

2.  The articles have been amended as follows (provide article numbers, if available):

FOURTH.  That the voting common stock authorized that may be issued by the corporation is

ONE HUNDRED MILLION (100,000,000) shares of stock with a nominal or par value of

.0001 and no other class of stock shall be authorized.  Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

3.  The undersigned declare that they constitute at least two-thirds of the incorporators [X], of the board of directors [ ] (check one box only)

4.  Effective date of filing (optional):

__________________________________________

(must not be later than 90 days after the certificate is filed)

5.  The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6.  Signatures*:

/s/ Deanna K. Kelly

______________________

Signature

Signature

*If more than two signatures, attach an 8 1/2x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.  See attached fee schedule.

Nevada Secretary of State Amend

              78.360.2003

Revised on 10/30/03